[Letterhead of KPMG Audit Plc]


The Board of Directors
XL Capital Limited
Cumberland House
One Victoria Street
HAMILTON
HM11
Bermuda


9 August 2001


Dear Sirs


We consent to the incorporation by reference in the registration statements of XL Capital Limited on Form S-3 (File Number 333-66976), Form S-8 (File No. 333-46250), Form S-8 (File No. 333-81451), Form S-3 (File No. 333-62257), and
Form S-8 (File No. 333-62137) of our report dated July 24, 2001, with respect to the Combined Statement of Assets and Liabilities of WIXL as of December 31, 2000, and the related Combined Statement of Revenues and Expenses, Changes in Net Assets and cash flows for the year ended December 31, 2000, and inclusion of this report, which report appears in the Form 8-K of XL Capital Limited dated August 9, 2001.

Yours faithfully



KPMG Audit Plc